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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                        TRANSWORLD HOME HEALTHCARE, INC.

               (Under Section 805 of the Business Corporation Law)



                             Baer Marks & Upham LLP
                                805 Third Avenue
                               New York, NY 10022
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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                        TRANSWORLD HOME HEALTHCARE, INC.

                Under Section 805 of the Business Corporation Law


It is hereby certified that:


         FIRST: The name of the corporation is Transworld Home Healthcare, Inc.

                     The name under which the corporation was formed is United States Home Healthcare Corp.

         SECOND: The certificate of incorporation of the corporation was filed by the Department of State on November 30, 1981.

         THIRD: The amendment of the certificate of incorporation effected by this certificate of amendment is as follows:

                  to require the approval of at least 66-2/3% of the corporation's entire board of directors for (i) any action taken by the corporation with respect to the proposed acquisition by the corporation, whether by purchase of stock or assets, of another corporation, and (ii) any increase in the number of the directors of the corporation to more than seven.

         FOURTH: To accomplish the foregoing amendment, the following new Article ELEVENTH, relating to the restrictions on actions by the Board of Directors, is added to the certificate of incorporation of the corporation:

                  "ELEVENTH: (i) any action taken by the Corporation with respect to the proposed acquisition by the Corporation whether by purchase of stock or assets of another company or (ii) any increase in the number of directors of the Corporation to more than seven shall be approved by at least 66-2/3% of the Corporation's entire board of directors as then constituted, except that at the option of Paribas Principal, Inc. ("Paribas") until the satisfaction of certain conditions contained in the Shareholders Agreement between among others, Paribas and the Corporation dated
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         August 5, 1994, Paribas shall have the right to designate one designee to the Corporation's Board of Directors, without such approval."


         FIFTH: The foregoing amendment of the certificate of incorporation was authorized by the consent in writing of all of the members of the Board of Directors of the corporation followed by the vote of a majority of the holders of all of the issued and outstanding shares of the corporation entitled to vote on the said amendment of the certificate of incorporation.

                  IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by the undersigned and are true and correct.


Dated:  May 14, 1996


                                                 /s/ Wayne A. Palladino
                                                 -------------------------------
                                                 Wayne A. Palladino
                                                 Vice President



                                                 /s/ Leslie J. Levinson
                                                 -------------------------------
                                                 Leslie J. Levinson
                                                 Secretary

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